AGREEMENT TO EXTEND TERM OF PROMISSORY NOTE

THIS AGREEMENT dated for reference 19 May 2003 is between Communicate.com Inc ., a Nevada corporation with a business office at Suite 600, 1100 Melville Street, Vancouver, BC, V6E 4A6 ("Communicate"); and Pacific Capital Markets Inc. , a British Columbia company with a business office at Suite 600, 1100 Melville Street, Vancouver, BC V6E 4A6 ("PCMI").

BACKGROUND:

A.      PCMI agreed to lend Communicate up to $1.5 million in November 2000. Communicate signed a demand promissory note in favour of PCMI to secure the entire amount of the loan. PCMI advanced a total of $400,000 under the loan agreement, all of it on 8 November 2000.

B.      In May 2002, Communicate asked PCMI to change the note from a demand note to a term note. PCMI agreed to a one-year term ending 28 June 2003. as consideration for PCMI’s agreeing to the term and consenting to the transfer to Communicate of a finders’ fee that Domain Holdings Inc. owed to PCMI in connection with an unrelated transaction, Communicate issued to PCMI two-year warrants exercisable for 2 million shares of Communicate’s common stock at $0.05 per share expiring 28 June 2004.

C.     Communicate wants to extend the term of the promissory note by two years.

D.      Communicate is up to date in its interest payments due under the note and has paid $25,000 on account of principal, leaving a principal balance owing to PCMI of $375,000.

IN CONSIERATION of $1 and the following mutual promises, the parties agree that:

  PCMI will extend the term of the promissory note for two years ending at 5:00 pm in Vancouver, British Columbia, on 28 June 2005.

  Communciate will extend the exercise period of the warrants for one year ending 5:00 pm in Vancouver, British Columbia, on 28 June 2005.

  All other terms and conditions of the note and the warrants remain effective.

THE PARTIES’ SIGNATURES below are evidence of their agreement.

Communicate.com Inc.                Pacific Capital Markets Inc.

/s/ David M. Jeffs	/s/ Rick Jeffs